EXHIBIT 99.6

NOTICE TO HOLDERS OF MGEN STOCK OPTIONS

AND WARRANTS

May 30, 2002

TO:     ALL HOLDERS OF MGEN STOCK OPTIONS AND WARRANTS

      As you know, Fidelity National Information Solutions, Inc. (“FNIS”) has announced its offer to exchange 0.696 shares of FNIS’s common stock for each outstanding share of Micro General Corporation (“MGEN”) common stock. If the offer is completed, MGEN will shortly thereafter merge with a wholly-owned subsidiary of FNIS. If you own shares of MGEN common stock, you will receive separate materials describing the offer.

      In connection with FNIS’s goal of combining FNIS and MGEN into a single company, outstanding MGEN options and warrants to purchase MGEN common stock will be equitably converted into FNIS stock options and warrants on the basis of the exchange ratio extended to public stockholders in the offer (0.696) to prevent dilution or enlargement of the rights under the respective awards. This conversion will occur in connection with the merger.

MGEN Stock Options

•	Outstanding options to purchase shares of MGEN common stock will be equitably converted into options to purchase shares of FNIS’s common stock.

•	The exercise prices and the number of shares subject to such options will be adjusted, based on the exchange ratio extended to public stockholders in the offer and the merger.

•	All other terms and conditions of such converted options, such as vesting and expiration, will be unchanged.

•	The following example illustrates how MGEN options will be converted into FNIS options:

Example

# of existing MGEN options	100
Exercise price of an existing MGEN option	$10.00
Exchange ratio	0.696
# of converted FNIS options	100 × 0.696 = 69
Exercise price of a converted FNIS options	$10.00/0.696 = $14.37

      The MGEN shares received upon the option exercise may be tendered as part of the offer. If you do not tender MGEN shares received either upon such an exercise or otherwise, if the offer is completed the MGEN shares would be converted to FNIS shares in the anticipated merger at the exchange ratio used in the offer and merger.

MGEN Warrants

•	Outstanding warrants to purchase shares MGEN common stock will be equitably converted into warrants to purchase shares of FNIS common stock.

•	The number of shares subject to such warrants will be equitably adjusted, based on the exchange ratio extended to public stockholders in the offer and the merger.

•	The following example illustrates how warrants to purchase shares of MGEN common stock will be converted:

Example

# of existing MGEN warrants	100
Exercise price of an existing MGEN warrant	$10
Exchange ratio	0.696
# of converted FNIS warrants	100 × 0.696 = 69
Exercise price of a converted FNIS warrant	$10 / 0.696 = $14.37

      If you have any questions about your MGEN stock options or warrants to purchase common stock, please call Fidelity National Information Solutions, Inc. at (805) 696-7000 or Morrow & Co., Inc., the Information agent at (800) 607-0088.

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